EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”) is entered into by and between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey 07039 (the “Company”), and Jonathan B. Lloyd Jones (“Executive”).
WITNESSETH:
WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth in this Agreement; and
WHEREAS, the Company and Executive desire to enter into this Agreement so the rights, duties, benefits, and obligations of each regarding Executive's employment for and by the Company will be fully set forth under the terms and conditions stated within this Agreement;
NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    At-will. Executive's employment is “at will.” Either the Executive or the Company may terminate the Executive's employment with the Company at any time for any or no reason. Nothing in this Agreement or in any other statement shall be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of the Executive.

2.    Title, Duties.

(a)Executive shall be the Vice President, Finance, Chief Financial Officer, Treasurer, and Secretary of the Company. Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the management of the financial affairs of the Company and its affiliates, investor relations matters, and such other duties commensurate with the job description as may be assigned to him from time to time by the chief executive officer of the Company (the “Company CEO”). Executive shall have an office located in or near Boston, Massachusetts.

(b)Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement. He shall perform his duties for the Company to the best of his ability and shall use his best efforts to further the interests of the Company. Executive shall perform his duties and will be required to travel as reasonably necessary to perform the services required of him under this Agreement. Executive represents and warrants to the Company that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between Executive and any other person. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

(c)Executive will observe the reasonable rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control.

3.    Employment Contract. The Company and Executive acknowledge that the terms of his employment are set forth in this Agreement. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4.    Compensation.

(a)    Subject to tax withholdings and other legally required deductions, effective January 21, 2013, the Company will pay Executive an annual base compensation of $285,000 per year to be paid in accordance with the Company's normal payroll practices during the term of this Agreement (“Base Salary”).

(b)    In addition to Base Salary, Executive shall be eligible to receive an annual performance bonus as the Company's Board of Directors (“Board”) shall, in its sole discretion, deem appropriate based upon the parameters and criteria contained in the Company's bonus plan and in consultation with the Company CEO, and can range from 0% to 150% of targeted levels, depending on the degree of attainment of pre-established Company goals for a particular year. Executive's target bonus is equal to 40% of his Base Salary as then in effect. Notwithstanding the execution date of this Agreement, the determination of Executive's annual performance bonus for calendar year 2013 shall be based on the period from January 1, 2013 through December 31, 2013.  The bonus if any, shall be paid no later than March 15 following the end of each calendar year.

(c)    Executive shall also be eligible in the sole discretion of the Board or the Compensation Committee of the Board (or any committee of the Board that shall replace such committee) to participate in the Company's stock option plan as is from time to time in effect, subject to the terms and conditions of such plan. The Executive shall receive on the last date written below (the “Grant Date”) an initial grant of 200,000 options to purchase shares of the Company's stock which options are to have a life of seven years and vest at the rate of one-quarter on each of the first four anniversaries of the Grant Date.

5.    Benefits.

(a)    Executive and Executive's eligible dependents shall be eligible for all employee benefit programs (including any 401 (k), group life insurance, group medical, dental and vision, and short-term and long-term disability policies, plans and programs) generally available to other executive level employees of the Company.

(b)    Executive shall be entitled to accrue paid time off (“PTO”) during the term of this Agreement in accordance with the Company's standard policy and in an amount commensurate with other executive level employees of the Company.

(c)    Executive shall be entitled to reimbursement for reasonable business expenses for travel and entertainment incurred on behalf of the Company and other business-related expenses, in each case, upon submission of itemized receipts for such expenses.

6.    Termination Upon Death. Executive's employment shall terminate immediately upon his death.

7.    Compensation Upon Termination.

(a)    Subject to Section 7(e), if Executive's employment is terminated by the Executive's death or resignation or if Executive is terminated with or without Cause, Executive shall be entitled to receive (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) in the case of termination without Cause, the Company shall pay to Executive an additional six months of his final Base Salary, which shall be paid to him within 60 days after the date of termination, subject to Paragraph 7(g). Such payment shall be conditioned upon execution by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of termination. Executive shall not be entitled to any annual performance bonus for the year in which such termination occurs.

(b)    For the purposes of clause (a) above, “Cause” shall mean (i) willful misconduct by the Executive which is seriously harmful to the Company's current and lawful business interests, (ii) Executive's conviction of a felony or misdemeanor, or (iii) Executive's refusal to carry out the directives of the Company CEO.

(c)    Subject to Section 7(e), Executive may terminate his employment hereunder with Good Reason as defined below at any time, upon 30 days' notice to the Company. In the event Executive terminates his employment with Good Reason, the Company shall pay to Executive (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) in the case of termination for Good Reason, the Company shall pay to Executive an additional six months of his final Base Salary, which shall be paid to him within 60 days after the date of termination, subject to Paragraph 7(g). Such payment shall be conditioned upon execution by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of resignation or termination. Executive shall not be entitled to any annual performance bonus for the year in which such termination occurs.

(d)
(e)    If Executive is terminated without Cause or resigns for Good Reason within six months after a Change of Control as defined below, the Company shall pay to Executive: (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) the Company shall pay to Executive an additional six months of his final Base Salary, which shall be paid to him within 60 days after the date of termination, subject to Paragraph 7(g). Such payment shall be conditioned upon execution by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of resignation or termination. Executive shall not be entitled to any annual performance bonus for the year in which such resignation or termination occurs.

(f)    For the purposes of clause (e) above, a “Change of Control” shall occur if an entity, or a group of entities acting together, acquires control of 50% or more of the Company's voting securities with the power to elect a majority of the Board of Directors.

(g)    Notwithstanding anything contained herein to the contrary, all payments and benefits under this Paragraph 7 shall be paid or provided only at the time of a termination of the Executive's employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code”) and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in this Paragraph 7 shall be delayed for a period of six (6) months following the Executive's separation from service to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

8.    No Competition. Executive agrees that during the period of his employment by the Company and for a period of one year after the termination of his employment, Executive will not, without the Company's prior written consent, engage in any employment or other activity for any person, company or entity engaged in any business that is directly competitive with products that the Company is either developing or marketing at the time of the Executive's termination of employment.

9.    Confidentiality. The Employee Proprietary Information and Inventions Agreement to be executed on the date hereof, between the Company and Executive is attached hereto as Exhibit A and incorporated by reference as if fully set forth herein.

10.    Indemnification. The Indemnification Agreement executed on the date hereof, between the Company and Executive, is attached hereto as Exhibit B and incorporated by reference as if fully set forth herein.

11.    Cooperation. Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates, and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates, and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates, and/or its subsidiaries without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena and without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, and producing and/or providing any documents or names of other persons with relevant information without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries; provided that, if such services are required after termination of this Agreement, the Company, its affiliates, and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay his reasonable expenses incurred at the prior and specific request of the Company, its affiliates, and/or its subsidiaries.

12.    Remedies. Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any provision of this Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach thereof.

13.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the Commonwealth of Massachusetts.

14.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that the covenants set forth herein are reasonable. Without limiting the foregoing, it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. As such, the parties ask that if any court of competent jurisdiction were to consider any provisions of this Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

15.    Miscellaneous, Waiver. Executive further agrees that this Agreement, together with the Exhibits incorporated by reference as if fully set forth herein, sets forth the entire employment agreement between the Company and Executive, supersedes any and all prior agreements between the Company and Executive, and shall not be amended or added to accept in writing signed by the Company and Executive. Executive understands that he may not assign his duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action or the consent of the Executive, assign this Agreement to any of its affiliated companies.

16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

17.    Successors and Assigns. This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

18.    Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey 07039, attn.: Company CEO, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE /S/ Jonathan B. Lloyd Jones Jonathan B. Lloyd Jones Date: January 15, 2013	COLUMBIA LABORATORIES, INC. /S/ Frank C. Condella Jr. Frank C. Condella Jr. President & CEO Date: January 15, 2013

Exhibit A
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

This Employee Proprietary Information and Inventions Agreement (the "Agreement") is made as of January 15, 2013, between Jonathan B. Lloyd Jones (referred to below as “I”, “My”, “Myself”, or “Me”) and Columbia Laboratories, Inc., having an office at 354 Eisenhower Parkway, Livingston, NJ 07039 (referred to below together with its subsidiaries and affiliates as the "Company").

RECITALS

A.    The Company is engaged in a continuous program of research, development, production, distribution, and marketing with respect to its present and future business; and

B.    I understand that My employment with the Company creates a relationship of confidence and trust between the Company and Me with respect to any information: (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, that may be made known to Me by the Company, any client or customer of the Company, or learned by Me during the period of My employment. I understand that this information constitutes a very valuable asset of the Company.

NOW, THEREFORE, in consideration of My employment by the Company and the salary and other employee benefits I will receive from the Company for My service, which in all cases are subject to Section 10(a) of this Agreement, I hereby agree as follows:

1.    Proprietary Information. The Company possesses and will come to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation, information created, discovered, developed or made known by or to Me arising out of My employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called "Proprietary Information." Any information disclosed to Me or to which I have access (whether I or others originated it) during the time I am employed by the Company, that the Company or I reasonably consider Proprietary Information or that the Company treats as Proprietary Information, will be presumed to be Proprietary Information.

By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and finance and business systems.

(a)    Company as Sole Owner. I agree and acknowledge that all Proprietary Information, and all Inventions (defined below in Section 5(a) of this Agreement), shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and trade secrets and any other rights in connection therewith.

(b)    Assignment of Rights; Obligation of Confidentiality. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during My employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information and, except as I may be authorized to make disclosure in the ordinary course of performing My duties as an employee of the Company, I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company.

2.    No Competition. I agree that during the period of My employment by the Company I will not, without the Company's prior written consent, engage in any employment or other activity for any person, company or entity engaged in any business that is competitive with the Company's business.

3.    Other Proprietary Rights. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms, and other physical property, whether or not pertaining to Proprietary Information, furnished to Me by the Company or produced by Me or others in connection with My employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of My employment by Me or the Company for any reason and I will not take with Me any such property or any reproduction of such property upon such termination.

4.    No Solicitation. I agree that for a period of one (1) year following termination of My employment, I will not solicit or in any manner encourage any employee of the Company to leave the Company's employ.

5.    Obligations Regarding Inventions.

(a)    I will promptly disclose to the Company, or any persons designated by it, and will not use Myself or disclose to anyone else at any time during or after My employment without the prior written consent of the Company, all improvements, inventions, formulae, processes, techniques, know-how and data (whether or not they can be patented, trademarked or copyrighted), made, conceived, reduced to practice or learned by Me, either alone or jointly with others, during the period of My employment, which are related to or useful in the business of the Company, or which the Company would be interested in, or result from tasks assigned to Me by the Company, or result from use of any premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how, and data initiated or developed during My employment shall be collectively hereinafter called "Inventions"); such disclosure shall continue after termination of My employment with the Company with respect to any Invention, which in all cases are subject to Section 5(c) of this Agreement.

(b)    Company Sole Owner of Patent Rights. I will promptly and fully disclose the existence and describe the nature of any such Invention to the Company in writing and without request. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secrets, and other intellectual property rights (collectively, "Patent Rights") in connection therewith. I will, with respect to any such Invention, keep current, accurate and complete records that will belong to the Company and will be kept stored on the Company premises while I am employed by the Company and shall be turned over to the Company immediately upon termination of My employment.

(c)    Assignment of Inventions and Patent Rights; Duty to Cooperate. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions and Proprietary Information to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce Patent Rights regarding the Inventions or Proprietary Information in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents or copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or entities or persons designated by it. I agree further that these obligations to assist the Company in obtaining and enforcing Patent Rights in any and all countries shall continue beyond the termination of My employment, in return for which assistance after termination the Company shall compensate Me at a reasonable rate for time actually spent by Me at the Company's request on such assistance.

6.    Prior Inventions List. [Please initial one of the following two entries.]

_____ As a matter of record, I have attached hereto a complete list of all inventions or improvements relevant to the subject matter of My employment by the Company which have been made or conceived or first reduced to practice by Me alone or jointly with others prior to My employment by the Company which I desire to remove from the operation of this Agreement; and I warrant that such list is complete.

_JLJ_ No such list is attached to this Agreement, and I represent that I have made no such inventions or improvements at the time of signing this Agreement.

7.    No Breach of Confidentiality. I represent that My performance of all terms of this Agreement and that My employment by the Company does not and will not breach any obligation of confidentiality that I have to others, which existed prior to My employment by the Company. I have not brought or used, and will not bring with Me to the Company or use any equipment, supplies, facility or trade secret information of any former employer or any other person, which information is not generally available to the public, unless I have obtained written authorization for their possession and use, and promptly provided such written authorization to the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8.    Injunctive Relief. I acknowledge and agree that the Company's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, I agree that, in addition to its remedy at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

9.    Not Debarred. I warrant and represent that I have never been, and am not currently an individual who has been, debarred by the United States Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. §335a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application. I further warrant and represent that I have no knowledge of any FDA investigations of, or debarment proceedings against, Me or any person or entity with which I am, or have been, associated, and I will immediately notify the Company if I become aware of any such investigations or proceedings during the term of My employment with the Company.
10.    Miscellaneous Provisions.

(a)    Employment. Nothing in this Agreement shall alter My at will employee status or be construed to create a specific term of employment or a promise of continued employment. Either I or the Company may terminate the employment relationship for any reason at any time, with or without notice.

(b)    Enforceability. If one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(c)    Assignment. This Agreement is not assignable by Me without the written consent of the Company, which consent may be withheld for any reason or no reason. In light of the very personal and critical nature of this Agreement, I recognize that it is unlikely such consent would ever be granted.

(d)    Entire Agreement. This Agreement contains the entire agreement between Me and the Company with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written agreements, statements, representations, or understandings between Me and the Company, or any employee of the Company. This Agreement may be amended only by a written instrument signed by Me and the Company.
(e)    Effective Date. This Agreement shall be effective as of the first day of My employment by the Company, as affirmed or reaffirmed by my signature below.

(f)    Binding Effect. This Agreement shall be binding upon Me, My heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

(g)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules on conflicts of law.

COLUMBIA LABORATORIES, INC.            EMPLOYEE

/S/ Frank C. Condella Jr.                /S/ Jonathan B. Lloyd Jones

Frank C. Condella Jr.                    Jonathan B. Lloyd Jones
President & CEO

Exhibit B
INDEMNIFICATION AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 15th day of January 2013, by and between Columbia Laboratories, Inc., a Delaware corporation (“Corporation”) and Jonathan B. Lloyd Jones (“Indemnitee”).

WHEREAS the Board of Directors (the “Board”) has determined that the best interests of the Corporation require that persons serving as directors of, and in other capacities for, the Corporation receive better protection from the risk of claims and actions against them arising out of their service to and activities on behalf of the Corporation; and

WHEREAS, this Agreement is a supplement to and in furtherance of Article VI of the amended and restated by-laws of the Corporation, any rights granted by the Certification of Incorporation of the Corporation and any resolutions adopted pursuant thereto and shall not be deemed to be a substitute therefore nor to diminish or abrogate any rights of the Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of the Corporation on the condition that Indemnitee be indemnified according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions.

For purposes of this Agreement:

(a)    “Change in Control” shall be deemed to have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company's common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Company's outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company's stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(b)    “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)    “Effective Date” means the date first written above.

(d)    “Expenses” mean all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements and expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e)    “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any other matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(f)    “Proceeding” means an action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce Indemnitee's rights under this Agreement.

Section 2. Services by Indemnitee.

Indemnitee agrees to serve as an officer or director of the corporation, and, at its request, as a director, officer, employee, agent or fiduciary of certain other corporations and entities. Indemnitee may at any time and for any reason resign from any such position (subject to any other contractual obligation or any obligation imposed by operation of law).

Section 3. Indemnification - General.

The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 4. Proceeding Other Than Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of Indemnitee's employment or service as an officer or director, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding, other than a Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonable incurred by Indemnitee or on Indemnitee's behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.

Section 5. Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in any such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification unless the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that indemnification against Expenses may nevertheless be made by the Corporation.

Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee's employment or service as an officer or director, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this Section and without limiting the foregoing, the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7. Indemnification for Expenses of a Witness.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee's employment or service as an officer or director, a witness in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

Section 8. Advancement of Expenses.

The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Corporation of a statement or statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a)    To obtain indemnification under this Agreement in connection with any Proceeding, and for the duration thereof, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the board in writing that Indemnitee has requested indemnification.

(b)    Upon written request by Indemnitee for indemnification pursuant to Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in such case: (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request that such determination be made by the Board or the stockholders in the manner provided for in clauses (ii) or (iii) or this Section 9(b)) in written opinion to the Board, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable, or even if such quorum is obtainable, if such quorum of Disinterested Directors so directs, either (x) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (y) by the stockholders of the Corporation, as determined by such quorum of Disinterested Directors, or a quorum of the Board, as the case may be; or (iii) as provided in Section 10(b) of this Agreement. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within thirty (30) days after such determination. Indemnitee shall cooperate with the persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such persons or entity upon request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c)    If required, Independent Counsel shall be selected as follows: (i) if a Change of Control shall not have occurred, Independent Counsel shall be selected by the Board by a majority vote of a quorum consisting of Disinterested Directors and the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of Independent Counsel so selected; or (ii) if a Change of Control shall have occurred, Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event (i) shall apply), and Indemnitee shall give written notice to the Corporation advising it of the identity of Independent Counsel so selected. In either event, Indemnitee or the Corporation, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware, or any court in the State of New Jersey in which such petition would be cognizable, for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 9(b) hereof. The Corporation shall pay any and all reasonable fees and expenses incurred by such Independent Counsel in connection with its actions pursuant to this Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 9(c) regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement date of any judicial proceeding pursuant to Section 11(a)(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 10. Presumptions and Effects of Certain Proceedings.

(a)    If a Change in Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b)    The person or entity empowered or selected under Section 8 of this Agreement shall make the determination of whether Indemnitee is entitled to indemnification as soon as practicable after receipt by the Corporation of the request therefore.

(c)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

Section 11. Remedies of Indemnitee.

(a)    In the event that (i) a determination is made pursuant to Section 9 or 10 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance-ment of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) the determination of entitlement to indemnification is made by Independent Counsel pursuant to Section 9 of this Agreement and such determination shall not have been made and delivered in a written opinion within ninety (90) days after receipt by the Corporation of the request for indemnification, (iv)  or (iv) payment of indemnification is not made within thirty (30) days after such determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Sections 9 or 10 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware or the State of New Jersey , of Indemnitee's entitlement to such indemnification or advancement of Expenses. Indemnitee shall commence such proceeding seeking an adjudication or an award within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11(a).

(b)    In the event that a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section shall be conducted in all respects as a de novo trial and Indemnitee shall not be prejudiced by any reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)    If a determination shall have been made or deemed to have been made pursuant to Section 9 or 10 of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section, absent (i) a misstatement by Indemnitee or Indemnitee's representative of a material fact, or an omission of any material fact necessary to make Indemnitee's or Indemnitee's representative's statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law.

(d)    The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement.

(e)    In the event that Indemnitee, pursuant to this Section, seeks a judicial adjudication of Indemnitee's rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by Indemnitee in such judicial adjudication, but only if Indemnitee prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

Section 12. Non-Exclusivity; Survival of Rights; Insurance Subrogation.

(a)    The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or by-laws of the Corporation, any agreement, a vote of stockholders or resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee's employment or service as an officer or director prior to such amendment, alteration or repeal.

(b)    To the extent that the corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

(c)    In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(d)    The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 13. Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee's heirs.

Section 14. Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 15. Exception to Right of Indemnification or Advancement of Expenses.

Except as provided in Section 11(e), Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by Indemnitee against the Corporation. For the purposes of this Section 15, a Proceeding in the right of the Corporation shall not be deemed to constitute a Proceeding brought or made by the Corporation.

Section 16. Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 17. Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 18. Modification and Waiver.

No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19. Notice by Indemnitee.

Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

COLUMBIA LABORATORIES, INC.

/S/ Jonathan B. Lloyd Jones                By: /S/ Frank C. Condella, Jr.
Jonathan B. Lloyd Jones, Indemnitee                Name: Frank C. Condella, Jr.
Title:    President and Chief                                             Executive Officer
Signed on January 15, 2013, in
Livingston, NJ

I, Michael McGrane, Secretary, certify that the Board of Directors has authorized the Corporation to enter into this Agreement by a resolution adopted at a meeting of the Board held on January 15, 2013.

/S/ Michael McGrane
Michael McGrane
Secretary